Exhibit 99.2

DISCOVER FINANCIAL SERVICES NAMES J. MICHAEL SHEPHERD TO ITS BOARD OF DIRECTORS

RIVERWOODS, Ill., August 14, 2023 – Discover Financial Services (DFS) announced today that J. Michael Shepherd will join the Company’s Board of Directors, effective immediately, and will serve on the Board’s Risk Oversight Committee. Shepherd brings a unique set of skills developed over his distinguished career in financial services that includes leadership roles in banking, government, and law with deep experience in the areas of compliance, risk management and corporate governance.

Shepherd is the former Chairman and CEO of BancWest Corporation and its subsidiary, Bank of the West, the U.S. retail arm of BNP Paribas Group. Bank of the West was acquired by BMO in February of 2023. He also served as Chairman and as a Director of BNP Paribas USA, Inc. from July 2016 to February 2023. Shepherd joined Bank of the West in 2004 and held a succession of positions, including General Counsel, Chief Administrative Officer and President. He served as CEO from January 2008 until June 2016, when he assumed the role of Chairman of BNP Paribas USA.

Before joining Bank of the West, Shepherd was General Counsel of The Bank of New York Company, Inc. and of Shawmut National Corporation. He served in government as Senior Deputy Comptroller of the Currency, Associate Counsel to the President of the United States and Deputy Assistant Attorney General. Shepherd is also a director of Pacific Mutual Holding Company and previously was a director of First Hawaiian Inc. and CoreLogic.

“We are delighted to welcome Michael to the Discover Board. He is an industry leader bringing significant expertise in financial services, decades of relevant banking industry experience and a valuable background in public affairs and regulatory matters to the bench of talent on our Board,” said Tom Maheras, Chair of the Board. “I am confident that we will benefit greatly from Michael’s insights and contributions as we continue advancing our ambitious goal of becoming a leading digital consumer bank.”

About Discover

Discover Financial Services (NYSE: DFS) is a digital banking and payment services company with one of the most recognized brands in U.S. financial services. Since its inception in 1986, the company has become one of the largest card issuers in the United States. The company issues the Discover® card, America’s cash rewards pioneer, and offers private student loans, personal loans, home loans, checking and savings accounts and certificates of deposit through its banking business. It operates the Discover Global Network® comprised of Discover Network, with millions of merchants and cash access locations; PULSE®, one of the nation’s leading ATM/debit networks; and Diners Club International®, a global payments network with acceptance around the world. For more information, visit www.discover.com/company.

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